Exhibit 99.1

Multi Packaging Solutions Hires Chief Accounting Officer

New York, NY, January 25, 2016 – Multi Packaging Solutions International Limited (NYSE: MPSX), (“MPS”; “the Company”), a global leader in value-added print and packaging solutions for the branded consumer, healthcare, and multi-media markets, today announced that Ross Weiner will join the Company as Vice President—Finance, Chief Accounting Officer effective February 15, 2016, reporting to William Hogan, Executive Vice President and Chief Financial Officer.

“Ross brings outstanding talent to our finance team, including experience in SEC reporting and financial analysis, as well as a strong background in technical accounting obtained from his years in public accounting. We are happy to have him on board as we continue to grow the Company,” said William Hogan.

Ross Weiner was previously the Vice President – Finance, Chief Accounting Officer for The Hain Celestial Group, Inc. (“Hain”). He joined Hain from Ernst & Young where he had worked for 12 years with his final position as a senior manager. In his new position, Mr. Weiner will be responsible for the financial accounting of the global operation.

About Multi Packaging Solutions

Multi Packaging Solutions is a leading global provider of value-added packaging solutions to a diverse customer base across the healthcare, consumer and multi-media markets. MPS provides its customers with an extensive array of print-based specialty packaging solutions, including premium folding cartons, inserts, labels and rigid packaging across a variety of substrates and finishes. MPS has manufacturing locations across North America, Europe and Asia.

Contact

Paul Hatty, VP Finance—Investor Relations

Richard Zubek, Investor Relations

(646) 885-0005

150 East 52nd Street, 28th floor

New York, NY 10022

ir@multipkg.com